DEL WEBB CORPORATION
                            MANAGEMENT INCENTIVE PLAN
                   Fiscal 1998 (July 1, 1997 - June 30, 1998)


Plan Objectives
- ---------------

o To motivate key management personnel to achieve or exceed Corporate financial goals and to contribute to the short and longer term interest of shareholders.


o To provide a competitive bonus program necessary to attract, retain and motivate high quality management.


Administration
- --------------


1. Bonuses may be paid in cash or in stock, less applicable tax deductions and subject to prior deferral agreements as soon as practicable after the end of the Fiscal Year.


2. In order to receive a bonus, the participant must be on the active payroll at the time the bonus is paid unless approval for a pro rata bonus is granted by the Chairman/Chief Executive Officer (CEO).


3. At the discretion of the CEO and upon approval of the Human Resources Committee, financial objectives may be adjusted upward or downward as a result of significant windfalls or disasters beyond the control of management. In addition, the Human Resources Committee can revise financial objectives during the year if significant events occur that were not included in the budget. Total incentives payable under the MIP will not exceed 12 1/2% of pre-tax, pre-incentive earnings of the Company for the 1998 fiscal year.


4. Bonuses are computed under the plan criteria for corporate earnings, community earnings and cash flow approved by the Human Resources Committee of the Board. Bonus calculations are reviewed by the CEO and the Human Resources Department, and presented to the Human Resources Committee of the Board for final approval.


5. All terms and conditions of the Plan and its very existence are at the sole discretion of the Human Resources Committee of the Board of Directors.
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
Eligibility
- -----------

Key Management personnel:

         o whose duties and responsibilities can materially affect the growth, development and profitability of the Company and,

         o who are nominated by a subsidiary or Company officer and are approved by the CEO, and

         o who are assigned to an eligible position on or before July 1st unless otherwise approved by the CEO.


Bonus Opportunity Levels
- ------------------------

Each participant will have a Target Bonus which will be the amount earned for meeting the Plan objectives. The Target Bonus will be expressed as a percentage of actual base salary earned throughout the 1997/1998 fiscal year and will be established by the CEO and the Human Resources Department based on competitive compensation data and internal equity.

Target Bonuses
- --------------

Target bonus levels will range from 10% to 75% of salary based on the participant's salary grade and organizational level and recommendation of the CEO. No bonuses will be payable until the minimum acceptable threshold earnings target is achieved unless specifically approved by the Human Resources Committee of the Board of Directors. A bonus of 100% of the target bonus will be payable for achieving 100% of Plan objectives. A maximum bonus of 200% of Target Bonus will be payable for attaining the maximum expected performance.

Bonus Objectives
- ----------------

Bonus objectives will be comprised of the financial and cash flow objectives relating to the participant's area of responsibility for participants in operating entities and Corporate, and on project milestone achievements for communities in start-up prior to initiation of sales and closings.

o Depending upon the business unit of the company involved, financial objectives for a participant may be based on Corporate net after-tax earnings, budgeted Group or Project operating earnings before interest and cash discounts and/or operations cash flow. The minimum acceptable threshold, target and maximum expected earnings levels will be determined by the CEO based on the degree of difficulty and the level of acceptability of the budget.
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
o Project milestone objectives are the most significant non-financial goals which the individual participant is expected to accomplish during the Plan year in conjunction with the project start-up schedule.

                                                     Corporate                                            Start-up
                                                     After Tax           Operating        Cash            Project Milestone
                                                     Earnings            Earnings(1)      Flow            Objectives
                                                     --------            -----------      ----            ----------
I.   Target Bonus
     35% and above
     (Corporate officers,
     Coventry Division Managers
     Associate GMS & Fairmount
     Operations VP)

     A.  Headquarters                                     85%                  0             15%                 0

     B.  Operating Sun City Communities                   20%                60%             20%                 0
         Coventry/Coventry Tucson
         Coventry Las Vegas
         Bellasera
         Cloverdale
         Fairmount

II.  Target Bonus below 35%

     A.  Headquarters                                     85%                  0             15%               0%

     B.  Operating Sun City Communities                   20%                60%             20%               0%
         Coventry
         Coventry Tucson/Las Vegas
         Bellasera
         Cloverdale
         Fairmount
         Coventry Verde Valley

     C.  Anthem                                           20%                  0                               80%
         Villages


(1) Operating earnings are the pre-tax, pre-interest, pre-cash discounts earnings achieved at the operation where the individual is assigned.
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
Financial Objectives
- --------------------

A minimum bonus will be paid upon the corporation or operation achieving the threshold earnings forecast as shown on the income schedules included as part of this Management Incentive Plan. For results between a threshold and maximum expected earnings, the bonus percent will increase incrementally to a maximum of 200% of target bonus based upon operating earnings and the achievement of the other formula targets. (See attached for net after-tax earnings and operating income schedules.)

Cash Flow Component
- -------------------

Cash flow will, of necessity, vary from budget and previous indicated actuals based upon sales and housing deposits collected, closings, land development and housing needs within each operation, and decisions made on the timing of phases and amenities of some projects. The ultimate recommendation of cash flow component awards will be made by the chief executive officer with input from the corporate chief financial officer and corporate controller. The recommendation will be based upon how well cash flow is being managed and reported acknowledging the business decisions by Webb's executive management team affecting cash throughout the year. The cash flow element of the Plan works independently of all other Plan components, including the earnings component.

Operating Communities

The award of the portion of the incentive formula related to cash flow will be based upon three criteria for operating communities and divisions: quality of cash flow (accuracy and timing of cash flow reporting); quantity of cash flow (percentage of budgeted cash flow achieved); and overall management of department/community general and administrative (G&A) expense budget. For operating communities, five percent of the overall incentive formula will be earned based upon meeting department and/or community G&A budget with ability to earn greater than 100% for operating under budget.

The chief financial officer and corporate controller will assign a percentage of achievement to each operation for both quantity of cash flow generated based on agreed upon budget cash flow targets, and quality and timeliness of cash flow reporting. The percentages assigned to quality and quantity of cash flow will be multiplied to arrive at an overall percentage of success. This percentage will reflect the achievement of cash flow component other than G&A.

Headquarters

The cash flow component for Headquarters plan participants will be awarded based upon achievement of corporate and department G&A budgets for which the participant has responsibility. The ability to earn greater than 100% can be achieved for operating under budget.

Project Milestone Performance Objectives
- ----------------------------------------

Non-financial performance objectives will be established at the beginning of the fiscal year for each participant whose primary responsibility is in a start-up community. These objectives, which will be submitted to the CEO for final approval, will reflect the project milestones which must be successfully met in order for the community to open for sales on time and on budget. Objectives must be specific,
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
realistic, quantifiable and time-limited before they will be approved and will be mutually agreed to by the participant and management.

In the event circumstances or directions change, affecting any participant's pre-established project milestone objectives, the executive vice president overseeing the start-up project is responsible for revising them or establishing new objectives during the year.

The achievement of performance objectives is measured by the participant's immediate superior based upon documented evaluation of results. Accomplishments will be evaluated using the following scale:

                                                           Threshold          Target              Maximum
                                                           ---------          ------              -------
     Overall Rating                 Poor                   Good               Excellent           Superior

     Percent of Target              0 - 49                 50 - 75            76 - 125            126 - 200

Evaluation of results should take into account the difficulty the objective, the timeliness of accomplishment, the effectiveness of results and the overall impact on the individual's organizational unit. Achievement of overall Corporate operating earnings is paramount in the bonus computation formula; project milestone objectives are reviewed and evaluated only if minimum earnings objectives have been met or if specifically approved by the Human Resources Committee.


Rating Definitions
- ------------------

     Maximum               A  "superior"  rating is achieved if the  participant
     -------               accomplishes highly challenging  objectives resulting
                           in  significant   contribution   to  the  Company  or
                           business unit. This rating incorporates superior reaction to crisis and superior exploitation of unanticipated opportunities.

     Target                An "excellent"  rating is achieved if the participant
     ------                accomplishes all objectives in a timely and effective
                           manner  and  overall  performance  for  the  year  is
                           considered    standard   or,   if   the   participant
                           accomplished most of a number of significant and highly challenging objectives and overall performance is considered above standard.

     Threshold             A  "good"  rating  is  achieved  if  the  participant
     ---------             accomplished  most of the objectives in an acceptable
                           manner or all of a group of objectives that were minimally challenging. Overall performance of the year is considered standard.
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